UNISOURCE ENERGY CORPORATION
MANAGEMENT AND DIRECTORS DEFERRED
COMPENSATION PLAN II
(Effective January 1, 2007)

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TABLE OF CONTENTS
(continued)

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UNISOURCE ENERGY CORPORATION
MANAGEMENT AND DIRECTORS DEFERRED COMPENSATION PLAN II
PREAMBLE
     By the adoption of this document, UniSource Energy Corporation (the “Company”) hereby establishes the UniSource Energy Corporation Management and Directors Deferred Compensation Plan II (the “Plan”).
     The Company and certain of its affiliates also maintain the UniSource Energy Corporation Management and Directors Deferred Compensation Plan (the “Prior Plan”), which was last amended and restated effective as of January 1, 2001. Effective as of January 1, 2005, Section 409A of the Internal Revenue Code of 1986 (the “Code”) imposed a series of new requirements on deferred compensation plans such as the Prior Plan. The requirements of Section 409A, however, do not apply to “Grandfathered Accounts,” which are accounts that serve to record amounts that were both deferred and vested prior to January 1, 2005 and any earnings or losses thereon. Effective as of January 1, 2005, the Company established two separate accounts for participants in the Prior Plan who deferred amounts both before and after January 1, 2005, the Grandfathered Accounts and the “Non-Grandfathered Accounts.” The “Non-Grandfathered Accounts” serve to record deferrals and other amounts to which Section 409A applies. In order to distinguish between the rules that apply to the Grandfathered Accounts and those that apply to the Non-Grandfathered Accounts, the Company has established this Plan, which is intended to meet the requirements of Section 409A.
     The Non-Grandfathered Accounts have been administered in good faith compliance with the requirements of Section 409A since January 1, 2005 and shall continue to be so administered until the close of business on December 31, 2008. As of January 1, 2007, all amounts credited to the Non-Grandfathered Accounts under the Prior Plan were deemed to have been deferred by or credited to the Accounts of the Participants in this Plan and were credited to the appropriate Account established pursuant to this Plan. The provisions of this Plan will apply to all such amounts. All amounts credited to the Grandfathered Accounts shall remain subject to the provisions of the Prior Plan. This Plan is effective as of January 1, 2007 (the “Effective Date”). The Plan is executed by the Company on the date set forth on the signature page below.
ARTICLE I
TITLE AND DEFINITIONS
1.1 Title.
     This Plan shall be known as the UniSource Energy Corporation Management and Directors Deferred Compensation Plan II.
1.2 Definitions.
     When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Section 1.2. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Section 1.2, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in this Plan document.
     (a) “Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Stock Account.
     (b) “Affiliate” shall mean (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, and (2) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control with the Company (within the meaning of Section 414(c) of the Code).
     (c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.
     (d) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.
     (e) “Bonus” shall mean any annual cash incentive compensation payable to a Participant by a Participating Affiliate in addition to the Participant’s Salary.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (g) “Committee” shall mean a group consisting of two or more individuals appointed by the Compensation Committee of the Board to administer the Plan in accordance with Article VIII. In the absence of such an appointment, the Compensation Committee shall be the “Committee” and shall be responsible for the administration of the Plan.
     (h) “Common Stock” shall mean the common stock, without par value, of UniSource Energy Corporation, subject to adjustment pursuant to Section 6.1 of the Plan.
     (i) “Company” shall mean UniSource Energy Corporation, and any successor corporation.
     (j) “Compensation” shall mean the Salary and Bonus or Directors Fees that the Participant is entitled to for services rendered to a Participating Affiliate.
     (k) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer and invest in the manner described in Section 3.3, (2) the portion of the Participant’s Excess 401(k) Benefits that he or she elects to have credited to such account in accordance with Section 3.3, and (3) earnings or losses pursuant to Section 4.1.
     (l) “Deferred Share” shall mean a non-voting unit of measurement, which is deemed solely for bookkeeping purposes under this Plan to be equivalent to one outstanding share of Common Stock (subject to Section 6.1).

     (m) “Director” shall mean any individual who is serving as a non-emeritus member of the Board and who is not an employee of the Company or one of its Affiliates.
     (n) “Director Fees” shall mean the meeting and other fees to which a Director is entitled for services to any Participating Affiliate.
     (o) “Disability” means that a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate.
     (p) “Dividend Equivalent” shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock equal to the number of Deferred Shares credited to a Participant’s Stock Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Deferred Shares to the Participant’s Stock Account, as provided in Section 4.2(d).
     (q) “Eligible Employee” shall mean any Officer or salaried key employee of a Participating Affiliate.
     (r) “Employer” means the Participating Affiliate that employed the Participant: (1) with respect to deferred Compensation (and earnings thereon), at the time the Participant deferred the related Compensation; and (2) with respect to Excess 401(k) Benefits (and earnings thereon), at the time the related Excess 401(k) Benefits, as applicable, were credited to the Participant’s Account.
     (s) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     (t) “Excess 401(k) Benefit” means a Participant’s benefit, if any, provided under Section 3.2 for a 401(k) Plan Year.
     (u) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (v) “Fair Market Value” shall mean on any date the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the Common Stock is so listed, admitted to trade, or quoted on such date, or, if there is no trading of (or no available closing price of) the Common Stock on such date, then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares. If the Common Stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for purposes of this Plan.

     (w) “401(k) Plan” shall mean the Tucson Electric Power Company 401(k) Plan, as amended (formerly the Tucson Electric Power Company Triple Investment Plan for Salaried Employees).
     (x) “401(k) Plan Year” shall mean a “Plan Year” under and as such term is defined in the 401(k) Plan.
     (y) “Fund” or “Funds” shall mean one or more of the fictional investment funds or portfolios selected by the Committee pursuant to Section 3.3(b).
     (z) “Grandfathered Account” shall have the meaning ascribed to it in the Preamble.
     (aa) “Money Market Fund” shall mean a fictional fund, the deemed earnings or losses of which are measured with reference to one or more commercially available money market funds selected by the Committee.
     (bb) “Non-Grandfathered Account” shall have the meaning ascribed to it in the Preamble.
     (cc) “Officer” shall mean the President, any Senior Vice President, and any Vice President of the Company.
     (dd) “Participant” shall mean (1) any Eligible Employee who is selected for participation in the Plan and who elects to defer Compensation in accordance with Section 3.1, (2) any Director who elects to defer Compensation in accordance with Section 3.1, or (3) any Eligible Employee who is credited with Excess 401(k) Benefits in accordance with Section 3.2.
     (ee) “Participating Affiliate” means the Company or an Affiliate of the Company that has been authorized by the Board of Directors to adopt the Plan and which has adopted the Plan in accordance with Section 2.4. All Affiliates that had adopted the Prior Plan shall continue as Participating Affiliates without any further action on the part of the Affiliate or the Company. “Participating Affiliates” means, collectively, the Company and such Affiliates that have elected to adopt this Plan.
     (ff) “Plan” shall mean this UniSource Energy Corporation Management and Directors Deferred Compensation Plan II, as set forth herein and as may be amended from time to time.
     (gg) “Plan Year” shall mean the 12 consecutive month period beginning January 1 each year.
     (hh) “Prior Plan” shall mean the UniSource Energy Corporation Management and Directors Deferred Compensation Plan.
     (ii) “Retires” or “Retirement” shall mean the Participant’s Separation from Service on or after the Participant reaches age 65.
     (jj) “Salary” shall mean all cash salary and similar payments (other than Bonuses) paid to a Participant for services rendered to a Participating Affiliate before any reductions

(including, but not limited to, any reduction for withholding such as income taxes (but excluding Social Security and health insurance taxes) or any reduction for deferrals under this Plan).
     (kk) “Separation from Service” means, with respect to an Eligible Employee, either (i) termination of the Eligible Employee’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Eligible Employee provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Eligible Employee provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). For purposes of determining whether a Separation from Service has occurred, the term “Affiliate” means (i) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (ii) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.
     The Eligible Employee’s employment relationship is treated as continuing while the Eligible Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Eligible Employee’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Eligible Employee’s period of leave exceeds six months and the Eligible Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
     With respect to a Director, “Separation from Service” means that he or she has ceased to be a member of the Board. For purposes of the Plan, if a Participant performs services in more than one capacity (i.e., as an Eligible Employee and as a Director), the Participant must have a Separation from Service in all capacities as an employee or as a member of the Board to have a Separation from Service. Notwithstanding the foregoing, if a Participant provides services both as an employee and a non-employee, (i) the services provided as a non-employee are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A with any plan in which the Participant participates as a non-employee, and (ii) the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a non-employee under a nonqualified deferred compensation plan in which the Participant participates as a non-employee and that is not aggregated under Section 409A with any plan in which the Participant participates as an employee.
     (ll) “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by the Committee. The identification date for determining whether any employee is a Specified Employee for a particular Plan Year shall be the prior September 1.
     (mm) “Stock Account” shall mean a bookkeeping account maintained by the Committee for each Participant that is credited with any Deferred Shares and Dividend Equivalents with respect to such Deferred Shares.
     (nn) “Trust” means a grantor trust maintained under the terms of the related Trust Agreement.
     (oo) “Trust Agreement” means a trust agreement entered into with respect to this Plan, as amended from time to time.
     (pp) “Trustee” means the entity, which has entered into the related Trust Agreement as trustee of the Trust thereunder, and any duly appointed successor.
     (qq) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage to the home that is not otherwise covered by insurance; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If and whether an Unforeseeable Emergency has occurred will be determined in accordance with Treas. Reg. § 1.409A-3(i)(3).
1.3 Construction.
     The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of this Plan shall be construed in accordance with the laws of the state of Arizona and shall be administered in accordance with the laws of such state except as otherwise required by ERISA, the Code or other federal law. Any reference to any law shall be deemed to be a reference to that law as amended.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES
2.1 The Eligible Class.
     For purposes of Title I of ERISA, the Plan is intended to be an unfunded plan of deferred compensation covering a select group of management or highly compensated employees. This group of eligible employees is sometimes referred to as the “Top Hat Group.” Directors also are eligible to participate in the Plan. For purposes of ERISA, the Plan shall be considered to consist of two separate plans, one covering Eligible Employees and the other covering Directors.
2.2 Selection of Participants.
     The Committee, in its discretion, shall select from the class of Eligible Employees those particular Eligible Employees who will be eligible to participate in the Plan. Directors also are eligible to participate in the Plan. The Committee’s selections of Eligible Employees shall be made in its sole discretion and shall be final and binding for all purposes under the Plan. Before selecting an Eligible Employee for participation in the Plan, the Committee shall assure itself that such individual is properly includible in the Top Hat Group. The selection of an Eligible Employee for participation in the Plan, other than an Eligible Employee who is participating in the Prior Plan as of the Effective Date, must be made in a written instrument signed by the Committee and delivered to the Eligible Employee. Oral designations shall not be permitted and any purported oral designation shall be void. Subject to Section 2.3, any Participant who was a Participant in the Prior Plan as of the Effective Date shall automatically become a Participant in the Plan.
2.3 Discontinuance of Participation.
     As a general rule, once an individual is designated as a Participant, he will continue as such for all future Plan Years until he Retires or otherwise incurs a Separation from Service. However, prior to Retirement or other Separation from Service, if the Committee concludes, in the exercise of its discretion, that a Participant no longer is properly included in the Top Hat Group, the Committee shall discontinue such Participant’s participation in the Plan and the Participant’s deferrals under the Plan as of the first day of the Plan Year following the Plan Year in which the Committee makes such decision. If a Participant’s participation is discontinued, he no longer will be eligible to make deferrals pursuant to Section 3.1 or otherwise participate pursuant to Section 3.2. A discontinued Participant will not be entitled to receive a distribution from the Plan until the occurrence of another event (e.g. death, Disability or Separation from Service) that entitles the Participant to receive a distribution under Section 7.2. The Participant’s Deferral Account will continue to be credited to reflect deemed earnings and losses in accordance with Section 4.1(d) and the Participant’s Stock Account will continue to be credited with Dividend Equivalents in accordance with Section 4.2(d) until the date on which the Accounts are fully distributed.
2.4 Adoption by Affiliates.
     An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan and thereby become a Participating Affiliate. An Affiliate of the

Company may adopt this Plan only with the approval of the Board of Directors or its designee. Notwithstanding the foregoing, any Affiliate of the Company that previously adopted the Prior Plan shall be deemed to have adopted this Plan. By adopting this Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Committee, the Benefits Department, and the Compensation Committee the power and responsibility to administer this Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the Affiliate’s employees.
ARTICLE III
DEFERRAL ELECTIONS
3.1 Deferral of Compensation.
     (a) General Rule. Subject to the minimum deferral provisions in paragraph (b) below, the amount of Compensation which a Participant may elect to defer is as follows:
          (1) Any percentage of Salary or Director Fees up to 100%; and/or
          (2) Any percentage or dollar amount of Bonus up to 100%;
provided, however, that no election shall be effective to reduce the Compensation payable to a Participant for a calendar year to an amount which is less than the amount that must be withheld from such Participant’s Compensation for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), and other tax withholdings. In order to make the deferral described in this paragraph, a Participant must execute an election form in the form and in the manner prescribed by the Committee. The election form shall be delivered to the Committee by the time specified in Section 3.1(c).
     (b) Minimum Deferrals. The minimum amount that a Participant may elect to defer under Section 3.1(a)(1) for any Plan Year is $3,500.
     (c) Deferral Elections.
          (1) General. For each Plan Year, a Participant may make an election described in Section 3.1(a) by filing a signed deferral election form with the Committee on or before December 15 (or such later date, but not later than December 31, prescribed by the Committee) of the Plan Year preceding the Plan Year for which such election applies. Such election shall be effective beginning with the first payroll period of the Plan Year to which it applies. The election form will indicate whether it is to be effective for a single Plan Year or whether it will remain in effect until properly changed by the Participant. The election made by a Participant shall become irrevocable with respect to the Plan Year covered by the election on December 31 of the prior Plan Year.
          (2) Prior Plan Elections. If a Participant was a participant in the Prior Plan, the deferral election such Participant made under the Prior Plan will be deemed to apply for purposes of this Plan until the Participant changes the deferral election in accordance with this Section 3.1(c). Such election shall become irrevocable with respect to each Plan Year for which the election remains in effect on December 31 of the prior Plan Year.
          (3) Initial Deferral Elections—Salary and Director Fees. For the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect to defer any percentage of his Salary or Director Fees with respect to services performed subsequent to the date of the election by filing a signed deferral election form with the Committee no later than 30 days after the Participant first becomes eligible to participate in the Plan. Such election shall be effective with respect to Salary or Director Fees earned in the first pay period beginning after the filing of such election. The election made by a Participant shall become irrevocable with respect to the Plan Year covered by the election on the 30th day following the date on which the Participant first becomes eligible to participate in the Plan.
          (4) Subsequent Elections. Any Participant who fails to make an initial election to defer Compensation in accordance with Section 3.1(c), or any Participant who elects to defer Compensation in accordance with Section 3.1(c) and who later elects to terminate such deferrals, may subsequently become (or may again become) a Participant (provided that he or she is then still eligible to participate in the Plan in accordance with Section 2.2) by filing an election, in a form and in a manner prescribed by the Committee, to defer Compensation as described in paragraph (a) above. Such election must be filed on or before December 15 (or such later date, but not later than December 31, prescribed by the Committee) of the Plan Year preceding the Plan Year to which it applies and such election shall be effective beginning with the first payroll period of the Plan Year to which it applies. The election made by the Participant shall become irrevocable with respect to the Plan Year covered by the election on December 31 of the prior Plan Year.
     (d) Cessation of Deferrals Following Distribution under Section 7.2 of Prior Plan. A Participant who also was a Participant in the Prior Plan and who elects to receive an early distribution of the Participant’s Grandfathered Accounts pursuant to Section 7.2 of the Prior Plan may not make deferrals under this Plan for the two Plan Years immediately following the Plan Year in which the Participant elects to receive such distribution.
     (e) Life Insurance Applications. In connection with a Participant’s deferral election, the Committee may require the Participant to complete and return a life insurance application on a form provided by the Committee. The Committee may establish rules and a deadline for the return and filing of such application.
3.2 Excess 401(k) Plan Benefits.
     A Participant’s Excess 401(k) Benefit for a 401(k) Plan Year shall equal the positive difference, if any, between (a) the total Company Matching Contribution (as such term is defined in the 401(k) Plan) that would have been allocated to such Participant’s account under the 401(k) Plan for that 401(k) Plan Year if the limit applicable to such year under Section 401(a)(17) of the Code did not apply (but taking into account all other applicable limits under the Code and the 401(k) Plan), less (b) the actual Company Matching Contribution allocated to such Participant’s account under the 401(k) Plan for that 401(k) Plan Year. To the extent any Participant becomes eligible for an Excess 401(k) Benefit for any 401(k) Plan Year, the Company shall automatically contribute the amount of such Excess 401(k) Benefit to the Plan.
3.3 Investment Elections.
     (a) Selection of Account for Deferred Compensation and Excess 401(k) Benefit. At the time of making the deferral elections described in Section 3.1, the Participant shall specify, on a form and in a manner prescribed by the Committee, the form in which the Participant’s Compensation shall be deferred and the form in which the Participant’s Excess 401(k) Benefit shall be credited. The Participant may elect to have the Participant’s Compensation deferrals and Excess 401(k) Benefit (1) credited to the Participant’s Deferral Account in cash in accordance with Section 4.1, and/or (2) credited to the Participant’s Stock Account in Deferred Shares in accordance with Section 4.2. If the Participant does not make such an election (i) the Participant shall be deemed to have elected a 100% contribution to his or her Stock Account unless the Participant had previously made such an election, or (ii) if the Participant had previously made such an election, the Participant’s Compensation deferrals and Excess 401(k) Benefit shall be allocated between his or her Deferral Account and/or Stock Account in accordance with the Participant’s most recent election.
     (b) Available Investment Funds. The Committee shall select, from time to time, one or more investment funds to be used, together with the Money Market Fund, as the Funds for purposes of determining the amount of earnings (or losses) to be credited to Participants’ Deferral Accounts. The Committee shall notify each Participant of the investment funds the Committee has selected as the Funds. The Committee may, at any time and without notice, change the number, types and/or particular Funds offered; provided, however, that for a period of 12 months following a “change in control” of the Company (as such term is used in the Company’s 2006 Omnibus Stock and Incentive Plan, as amended), the Committee may not eliminate any Fund that was offered immediately preceding such event or change the definition of the Money Market Fund.
     (c) Participant Directions. If the Participant elects to have all or a portion of the Participant’s Compensation or Excess 401(k) Benefit credited to the Participant’s Deferral Account, the Participant shall designate on a form and in a manner provided by the Committee, in whole numbers, the percentage of his or her Deferral Account which shall be deemed to be invested in each Fund for purposes of determining the amount of earnings to be credited to his or her Deferral Account. The percentage specified by the Participant must be at least 10% for each Fund selected. If a Participant fails to designate a Fund (1) the Participant shall be deemed to have elected the Money Market Fund unless the Participant had previously made a Fund election, or (2) if the Participant had previously made a Fund election, the Participant’s most recent Fund election shall apply.
     (d) Allocation Among Investment Funds; Intrafund Transfers. Effective as of the end of any calendar month, a Participant may change the designation made under Section 3.3(c) (subject to the other limitations of this Section 3.3(d)) and/or transfer an amount deemed to be invested in one Fund to another Fund (subject to such rules as the Committee may adopt) by filing an election with the Committee, on a form and in a manner prescribed by the Committee, prior to any deadline that may be established by the Committee and in no event later than the last day of such month. The Committee may permit more frequent than monthly elections and may establish rules regarding the timing and effectiveness of such elections. Notwithstanding the foregoing, a Participant’s designation of the Funds in which his or her Excess 401(k) Benefit shall be deemed to be invested shall continue in effect for all subsequent 401(k) Plan Years until a new election, on a form and filed in the manner prescribed by the Committee, is received by the Committee; provided that any new election shall not affect any Excess 401(k) Benefits credited or to be credited with respect to a 401(k) Plan Year prior to the year in which such election is received by the Committee.
     (e) Investment Elections under Prior Plan. A Participant’s investment elections, if any, under the Prior Plan shall remain in effect for purposes of this Plan until the Participant changes such investment elections in accordance with this Section 3.3.
     (f) Impact of Investment. Although the Participant may designate the Fund or Funds in which his or her Deferral Account will be deemed to be invested, neither the Committee, any Participating Affiliate, nor any other entity shall have any obligation to actually invest the amounts deferred under this Plan in any particular investment. In the event that the Trustee invests any funds in any commercial investment funds used as Funds under this Plan, no Participant, Beneficiary or any other person shall have any interest whatsoever in such invested funds.
3.4 Establishment of Subaccounts.
     The Committee shall establish separate subaccounts as it determines to be necessary or desirable for efficient administration of the Plan.
3.5 Benefits Not Contingent.
     Deferrals and credits for any Participants under this Plan are not conditioned (directly or indirectly) upon the Participant’s election to make (or not to make) deferrals under the 401(k) Plan.
ARTICLE IV
ACCOUNTS
4.1 Deferral Account.
     (a) Establishment of Account. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. A Participant’s Deferral Account shall be credited as described in this Section 4.1.
     (b) Salary, Director Fees and Bonus Deferrals. As soon as administratively practical after the date on which the deferred Salary, Director Fees and/or Bonus would otherwise have been paid to the Participant, the Committee shall credit the Participant’s Deferral Account with an amount equal to the Salary, Director Fees and/or Bonus that the Participant elected to defer and have credited to his or her Deferral Account under Section 3.3.

     (c) Excess 401(k) Benefit Contributions. On a date selected by the Committee in the first quarter of each calendar year, the Committee shall credit the Participant’s Deferral Account with the amount of the Participant’s Excess 401(k) Benefit for the immediately preceding 401(k) Plan Year (if any) that the Participant elected to have credited to his or her Deferral Account under Section 3.3.
     (d) Adjustment of Accounts. Each credit to a Participant’s Deferral Account shall be allocated to the distribution subaccount and/or investment subaccount, as applicable, corresponding to the Participant’s distribution and Fund election(s). Each investment subaccount of a Participant’s Deferral Account shall be credited on a daily basis with deemed earnings or losses, the amount of such earnings or losses determined based on the amount credited to that subaccount at the start of business on that day and the amount that an investment of an equal amount in the corresponding Fund would earn (or lose) for that day. The Committee may adopt such other earnings crediting rules and procedures (including different timing rules for crediting earnings) as it deems advisable, provided that deemed earnings are credited at least on a monthly basis based on the experience of the corresponding Fund and based on account balances.
     (e) Reduction of Account. A Participant’s Deferral Account shall be reduced by any distributions, payments, forfeitures, or withdrawals from that Account.
4.2 Stock Account.
     (a) Establishment of Account. The Committee shall establish and maintain a Stock Account for each Participant who has elected under Section 3.3(a) to defer all or a portion of his or her Compensation or Excess 401(k) Benefit in Deferred Shares. A Participant’s Stock Account shall be credited as described in this Section 4.2.
     (b) Salary, Director Fees and Bonus Deferrals. As soon as administratively practical after the date on which the deferred Salary, Director Fees and/or Bonus would have otherwise been paid to the Participant, the Committee shall credit the Participant’s Stock Account with an amount equal to the Salary, Director Fees and/or Bonus deferred by the Participant that the Participant elected to defer and have credited to his or her Stock Account. A Participant’s Stock Account shall be credited with a number of Deferred Shares determined by dividing the amount of Salary, Director Fees and/or Bonus deferred by the Participant to his or her Stock Account by the then current Fair Market Value of a share of Common Stock, as determined in accordance with the policies and procedures specified from time to time by the Committee.
     (c) Excess 401(k) Benefit Contributions. On a date selected by the Committee in the first quarter of each calendar year, a Participant’s Stock Account shall also be credited with a number of Deferred Shares determined by dividing: (1) the portion of the Participant’s Excess 401(k) Benefit for the immediately preceding 401(k) Plan Year (if any) that is to be credited in the form of Deferred Shares in accordance with Section 3.3(a), by (2) the Fair Market Value of a share of Common Stock as of such date of crediting. The Fair Market Value of a share of Common Stock shall be determined in accordance with the policies and procedures specified from time to time by the Committee.

     (d) Dividend Equivalents. As of the date on which the Company pays a dividend on its Common Stock (the “Crediting Date”), the Participant’s Stock Account shall be credited with additional Deferred Shares equal in number to (1) the amount of the Dividend Equivalents representing cash dividends paid on that number of shares equal to the aggregate number of Deferred Shares in the Participant’s Stock Account at the start of business as of the relevant dividend record date, divided by (2) the Fair Market Value of a share of Common Stock as of the Crediting Date.
     (e) Impact of Election. A Participant’s Stock Account shall be a memorandum account on the books of a Participating Affiliate. The Deferred Shares credited to a Participant’s Stock Account shall be used solely as a device for the determination of the number of shares of Common Stock to be eventually distributed to such Participant in accordance with this Plan. The Deferred Shares shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Deferred Shares granted or credited under this Plan. The number of Deferred Shares credited (and the Common Stock to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with Section 6.1 of this Plan.
     (f) Reduction of Account. A Participant’s Stock Account shall be reduced by the number of Deferred Shares with respect to which payment, distribution or a withdrawal is made, or which are forfeited.
ARTICLE V
VESTING
5.1 Deferral Account.
     A Participant’s Deferral Account shall be 100% vested at all times.
5.2 Stock Account.
     A Participant’s Stock Account shall be 100% vested at all times.
ARTICLE VI
ADJUSTMENTS TO AND TRANSFERS BETWEEN ACCOUNTS
6.1 Adjustments in Case of Changes in Common Stock.
     If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Company’s Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in the number and type of shares of Common Stock or other securities, property and/or rights contemplated hereunder and of rights in respect of Deferred Shares and Stock Accounts credited under this Plan so as to preserve the benefits intended.

6.2 Transfers Between Accounts.
     Effective as of the end of any calendar month (or more frequently if the Committee so provides), a Participant may elect to have the Committee (a) reduce the number of any Deferred Shares allocated to his or her Stock Account and credit an amount (such amount equal to the Fair Market Value of the same number of shares of Common Stock as the number of Deferred Shares so reduced) to such Participant’s Deferral Account, or (b) reduce the amount credited to his or her Deferral Account and credit such amount as Deferred Shares to his or her Stock Account (such number of Deferred Shares to be determined by dividing the cash amount deducted from the Participant’s Deferral Account in the transfer by the then Fair Market Value of a share of Common Stock). Any such election shall be filed with the Committee, on a form and in a manner prescribed by the Committee, at least 30 days prior to the end of the calendar month (or such other time that the Committee may require). Unless otherwise provided by the Participant in accordance with such rules as the Committee may adopt, (a) the amount transferred to a Participant’s Deferral Account pursuant to this Section 6.2 shall be credited to such Deferral Account in accordance with the Participant’s prior Fund election, and (b) any amount transferred from a Deferral Account to the Participant’s Stock Account shall be pro rata from the Participant’s Funds. Notwithstanding the foregoing, the Committee may establish alternative procedures for, and timing of, elective transfers with respect to any Participants who are subject to the short-swing profit provisions of Section 16 of the Exchange Act.
6.3 Termination of Stock Account.
     (a) If the Company enters into a binding agreement with respect to, or the Company’s shareholders approve, any of the events set forth in Section 6.1 and such event will result in the Company’s Common Stock not being listed or quoted on a recognized national securities exchange or in the NASDAQ National Market Quotation System, then the Committee shall, for each Participant with a Stock Account, immediately prior to the close of such event, in such manner and to such extent (if any) as it deems appropriate and equitable in the circumstances:
          (1) terminate such Participant’s Stock Account by converting the number of Deferred Shares allocated to such Stock Account to a cash equivalent amount determined with reference to the distribution or consideration payable to holders of the Common Stock upon or in respect of such event and credit such cash equivalent amount to the Participant’s Deferral Account; and
          (2) credit such Participant’s Deferral Account with any amounts deferred or allocable, but not yet credited, to such Participant’s Stock Account at the time of such event.
The amounts credited to a Participant’s Deferral Account pursuant to this Section 6.3 shall be credited to such Deferral Account in accordance with the Participant’s prior Fund election. Each Participant shall have the opportunity to change those deemed investments by filing an election on a form provided by the Committee, with such election becoming effective as soon as administratively feasible after filing. The amounts credited to a Participant’s Deferral Account pursuant to this Section 6.3 shall thereafter remain credited to such Deferral Account and be subject to the provisions of this Plan that are applicable to Deferral Accounts. Further, all

Compensation deferred after the date of such event shall be deferred only in the form of cash and credited to a Participant’s Deferral Account in accordance with Section 4.1.
ARTICLE VII
DISTRIBUTIONS
7.1 Limitation on Right to Receive Distributions.
     A Participant (or the Participant’s Beneficiary in the case of the Participant’s death) shall not be entitled to receive a distribution prior to the first to occur of one of the distribution events specified in Section 7.2.
7.2 Distribution Events.
     (a) In-Service Distributions. A Participant may make an In-Service Distribution election for any Plan Year during which the Participant elects to defer Compensation pursuant to Section 3.1. The In-Service Distribution election will apply only to amounts of Compensation deferred by the Participant pursuant to Section 3.1 for that Plan Year. The election must be made in the election form filed with the Committee for the relevant Plan Year. The In-Service Distribution election may call for the payments attributable to the amounts of Compensation deferred for the relevant Plan Year to begin on the date specified in the election form, which date must be at least two years following the end of the Plan Year for which such Compensation is deferred. In-Service Distributions to a Participant will be paid to the Participant at the time and in the manner provided in Sections 7.3 and 7.5. The In-Service Distribution election shall not apply to Excess 401(k) Benefits.
     (b) Separation from Service. Following a Participant’s Separation from Service due to Retirement or any other reason, the Participant’s Accounts will be distributed to the Participant at the time and in the manner provided in Sections 7.3 and 7.5.
     (c) Disability. If a Participant becomes Disabled, the Participant’s Accounts will be distributed to the Participant at the time and in the manner provided in Sections 7.3 and 7.5.
     (d) Death. If a Participant dies, the Participant’s Accounts will be distributed to the Participant’s Beneficiary at the time and in the manner provided in Sections 7.3 and 7.5.
     (e) Unforeseeable Emergency. A Participant may withdraw up to 100% of his Accounts in the event of an Unforeseeable Emergency prior to commencing benefit payments in accordance with Section 7.2(a), (b) (c), or (d). The withdrawal may not exceed the amount reasonably necessary to satisfy the Participant’s financial need (including the amount of any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal), as determined in compliance with Treas. Reg. § 1.409A-3(i)(3)(ii).
     A Participant who wishes to withdraw any amount pursuant to this Section 7.2(e) must submit, on a form provided by the Committee, a written request by the Participant that states:
          (1) the Unforeseeable Emergency for which the withdrawal is being requested;

          (2) the amount needed to satisfy the financial need, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal;
          (3) a representation that the hardship cannot reasonably be relieved through (i) reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause a severe financial hardship;
          (4) the date on which the funds are required; and
          (5) any other information the Committee deems necessary.
7.3 Form of Distribution.
     (a) Distributions on Retirement or Disability and In-Service Distributions. If the Participant Retires or becomes Disabled, or if the Participant has elected an In-Service Distribution, the Participant’s Accounts shall be distributed to the Participant in a single lump sum payment or in substantially equal quarterly installments over a period of five, ten or fifteen years. Each installment payment is to be treated as a separate payment as permitted by Treas. Reg. § 1.409A-2(b)(2)(iii). Installment distributions shall be subject to such uniform rules and procedures as may be adopted by the Committee from time to time and shall be subject to the requirements of Treas. Reg. § 1.409A-2(b)(2)(iii). The Participant must select the form of the payment and the timing of the payment in the election form (or in a separate form prescribed by the Committee for that purpose) the Participant files with the Committee in accordance with Section 3.1(c). The Participant’s election will remain in effect for all subsequent Plan Years until properly changed by the Participant. If a Participant fails to make a distribution election on an election form the Participant files with the Committee in accordance with Section 3.1(c), the Participant’s distribution election under the Prior Plan will be deemed to apply for purposes of this Plan until the Participant files a new distribution election for a future year. Subject to Section 7.11, amounts credited to the Participant’s Stock Account shall be distributed in the form of an equivalent number of whole shares of Common Stock, either in a lump sum or in installments as elected by the Participant. A Participant may change his or her distribution election by filing a new distribution election form with the Committee in accordance with Section 7.3(d). If a revised distribution election form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid distribution election form filed by the Participant. If no valid distribution election form exists, the Participant’s Accounts will be distributed in a single lump sum payment. If a Participant is receiving In-Service Distributions in installments as of the date of the Participant’s Retirement or Disability, and the relevant In-Service Distribution date occurred prior to the date on which the Participant Retires or becomes Disabled, the Participant will continue receiving such In-Service Distributions in accordance with the Participant’s election with respect to such distributions.
     (b) Distributions on Separation from Service prior to Retirement or Disability. If a Participant incurs a Separation from Service prior to Retirement or becoming Disabled, the Participant’s Deferral Accounts shall be distributed to the Participant in a single lump sum payment. The Participant’s Stock Account shall be distributed in the form of an equivalent number of whole shares of Common Stock. If Participant’s Separation from Service pursuant to this paragraph occurs before all or any part of the Participant’s In-Service Distributions have been made pursuant to Section 7.3(a), no further In-Service Distributions will occur, since the Participant’s Accounts will have been distributed in one lump sum in accordance with this paragraph.
     (c) Distributions on Death. In the event of a Participant’s death, the Participant’s Deferral Accounts shall be distributed to the Participant’s Beneficiary in a single lump sum payment. The Participant’s Stock Account shall be distributed in the form of an equivalent number of whole shares of Common Stock. In the event that a Participant dies while receiving installment payments under this Plan or with an installment payment election in effect under this Plan, the balance of the Participant’s Accounts shall be paid to the Participant’s Beneficiary in the form of a single lump sum payment.
     (d) Changes in Time and Form of Distribution. A Participant may change his or her prior election with respect to the time of a payment elected by a Participant or the form of payment elected by a Participant with respect to amounts deferred or credited in the current or a prior Plan Year only if the following requirements are met:
          (1) The new election will not take effect until at least 12 months after the date on which the new form is filed with the Committee.
          (2) The change in an election with respect to any In-Service Distribution may not be made less than 12 months prior to the date the payment is scheduled to be paid.
          (3) In the case of an election with respect to a payment not related to the Participant’s Disability or death or due to an Unforeseeable Emergency, the first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise be made.
The provisions of this paragraph are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto. A Participant may change his or her prior elections pursuant to this Section 7.3(d) only if the Participant currently is an employee or director of the Company.
     (e) Limitation on Changes to In-Service Distribution Dates. A Participant who elects an In-Service Distribution pursuant to Section 7.2 may change the date on which the Participant has elected to receive such distribution to a later date or may elect to receive payment upon the Participant’s Retirement or Disability instead of on the date specified in the Participant’s In-Service Distribution election on only one occasion with respect to each such In-Service Distribution. Such change in election also is subject to the other restrictions set forth in Section 7.3(d).
     (f) Changes to Distribution Elections Prior to December 31, 2008. Notwithstanding any provision herein to the contrary, a Participant may file a new distribution election on or before December 31, 2008 in which the Participant elects to change the time of a payment elected by the Participant or the form of payment elected by the Participant with respect to amounts deferred by the Participant for the 2005, 2006, 2007 or 2008 Plan Years. If a Participant files a new distribution election on or before December 31, 2007, the change in election may apply only to amounts payable in 2008 or later. In addition, a change in election on or before December 31, 2007 may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007 and may not cause an amount that would have been payable in 2007 to be paid in a later year. If a Participant files a new distribution election on or before December 31, 2008, the change in election may apply only to amounts payable in 2009 or later. In addition, a change in election on or before December 31, 2008 may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008 and may not cause an amount that would have been payable in 2008 to be paid in a later year. Any change in election made pursuant to this Section 7.3(f) will not be subject to the restrictions set forth in Section 7.3(d).
7.4 Amount of Distribution.
     The amount distributable to a Participant shall equal the sum of the vested amounts credited to the Participant’s Accounts as of the date preceding the date of the distribution. If distributions are to be made in installments, the Participant’s Deferral Account balance shall continue to be credited monthly with earnings pursuant to Section 4.1 of the Plan, and the Participant’s Stock Account will continue to be credited with Dividend Equivalents pursuant to Section 4.2, until all amounts credited to the Participant’s Accounts have been distributed.
7.5 Timing of Distribution.
     As a general rule, distributions to a Participant will begin within 60 days following the In-Service Distribution Date elected by the Participant and within 90 days following the Participant’s Separation from Service, Retirement, death or Disability, as the case may be. If, at the time of the Participant’s Separation from Service or Retirement, the Company or any Participating Affiliate has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, the distributions to the Participant shall not commence prior to the earlier of the Participant’s death or the first business day following the date which is six months after the Participant’s Separation from Service or Retirement. Any amounts that would have been distributed during such six-month period will be distributed on the day following the expiration of the six-month period. The six month delay for a Specified Employee does not apply if the Specified Employee dies or becomes Disabled prior to his Separation from Service or Retirement.
7.6 Small Account Balances.
     Notwithstanding any provision in this Plan to the contrary, in the event that the amount credited to the Participant’s Accounts as of the date his or her payments commence is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Committee may elect to pay the amount credited to the Participant’s Accounts in a lump sum payment. The Committee must inform the Participant in writing on or before the date of a distribution pursuant to this Section that the Committee has elected to distribute the Participant’s Accounts pursuant to this Section. The Participant’s Deferral Account shall be paid to the Participant in the form of a cash lump sum payment. The Deferred Shares credited to the Participant’s Stock Account shall be paid to the Participant in a lump sum in the form of an equivalent number of whole shares of

Common Stock. Any payment to a Participant pursuant to this Section must represent the complete liquidation of the Participant’s interest in the Plan.
7.7 Ban on Acceleration of Benefits.
     Notwithstanding any other provision of this Plan to the contrary, neither the time nor the schedule of any payment under the Plan may be accelerated except as provided in Treas. Reg. § 1.409A-3(j)(4). Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be subject to a further deferral except in accordance with Section 7.3(d) or as otherwise permitted or required pursuant to the regulations and other guidance issued pursuant to Section 409A of the Code.
7.8 Distributions Treated as Made Upon a Designated Event.
     If the Company fails to make any distribution on account of any of the events listed in Section 7.2, either intentionally or unintentionally, within the time period specified in Section 7.5, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in Section 7.5 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
7.9 Deductibility.
     All amounts distributed from the Plan are intended to be deductible by the Company or a Participating Affiliate. If the Committee determines in good faith that all or a portion of any distribution will not be deductible by the Company or a Participating Affiliate solely by reason of the limitation under Section 162(m) of the Code, then such distribution to the Participant will be delayed until the first year in which it is deductible.
7.10 Beneficiary Designation.
     If a Participant should die before receiving a full distribution of his or her Accounts, distribution shall be made to the Beneficiary designated by the Participant. No Beneficiary designation shall become effective until it is filed with the Committee, and no Beneficiary designation of someone other than the Participant’s spouse shall be effective unless the Participant’s spouse consents to such designation on a form provided by and in accordance with the procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
7.11 Discretion to Distribute Cash Instead of Stock.
     A Participating Affiliate may, in its sole discretion, settle any Deferred Shares otherwise payable in accordance with this Plan by a cash payment in lieu of Common Stock. The amount of such cash payment shall equal the most recent Fair Market Value of a share of Common Stock as of the date of payment, multiplied by the number of Deferred Shares to be paid in such manner.
7.12 Liability for Payment.
     Notwithstanding anything else in this Plan to the contrary, (a) a Participant’s benefits with respect to this Plan shall be paid by the Participant’s Employer to which such benefits relate, and (b) a Participant shall have no right or claim to Plan benefits from any other Participating Affiliate other than the Employer referenced in the foregoing clause.
ARTICLE VIII
ADMINISTRATION
8.1 Committee.
     The Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee of the Board of Directors. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.
8.2 Committee Action.
     The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 Powers and Duties of the Committee.
     The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
     (a) to select the funds or portfolios to be the Funds in accordance with Section 3.3(b) hereof;
     (b) to construe and interpret the terms and provisions of this Plan;
     (c) to compute and certify to each Participating Affiliate and to any Trustee the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;
     (d) to maintain all records that may be necessary for the administration of the Plan;
     (e) to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
     (f) to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
     (g) to appoint a plan administrator or any other agent and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;
     (h) to authorize all disbursement by a Participating Affiliate and any Trustee pursuant to this Plan and any Trust;
     (i) to direct the Trustee concerning the performance of various duties and responsibilities under the related Trust;
     (j) to take all reasonable steps to remedy any errors, ambiguities, inconsistencies, or omissions that may arise in the operation of the Plan;
     (k) to establish and maintain such Accounts or subaccounts as may be necessary in connection with the administration of the Plan; and
     (l) to authorize and implement procedures permitting use of electronic means of communication (e.g., email, a webpage, etc.) in connection with any and all facets of the administration of the Plan.

8.4 Construction and Interpretation.
     The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, to hear and resolve claims relating to the Plan and to decide all questions and disputes arising under the Plan. The Committee shall determine, in its discretion, the status and rights of a Participant, and the identity of the Beneficiary or Beneficiaries entitled to receive any benefits payable on account of the death of a Participant. The decisions of the Committee upon all matters within the scope of its authority shall be binding and conclusive upon all persons, including but not limited to the Company and all Participating Affiliates and any Participant or Beneficiary, and shall be given the maximum deference allowed by law. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
8.5 Information.
     To enable the Committee to perform its functions, the Company and each Participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.
8.6 Compensation, Expenses and Indemnity.
     (a) No Compensation. The members of the Committee shall serve without compensation for their services hereunder.
     (b) Expenses. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Subject to Section 7.12, expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     (c) Indemnification. To the extent permitted by applicable state law, the Company and each of the other Participating Affiliates shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Affiliate against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by a Participating Affiliate or provided by a Participating Affiliate under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
8.7 Quarterly Statements.
     Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

ARTICLE IX
MISCELLANEOUS
9.1 Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate. No assets of any Participating Affiliate shall be held under any trust (except as provided in Section 9.2), or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate under this Plan. Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate. Each Participating Affiliate’s obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
9.2 Trust Arrangement.
     Notwithstanding Section 9.1, a Participating Affiliate may at any time transfer assets representing all or any portion of a Participant’s Accounts to a Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Participating Affiliate that established the Trust. To the extent that assets representing a Participant’s Accounts are held in a Trust when his or her benefits under the Plan become payable, the Committee may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.
9.3 Restriction Against Assignment.
     The respective Participating Affiliate (or the Trustee) shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
9.4 Withholding.
     (a) The Company (or the Participating Affiliate by which the Participant is employed) may satisfy any state or federal employment tax withholding obligation with respect to Compensation deferred under the Plan by deducting such amounts from any compensation payable by the Company (or Participating Affiliate) to the Participant.

     (b) There shall be deducted from each payment or distribution made under the Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Participating Affiliate) in respect to such payment or distribution or this Plan. The Company (or the Participating Affiliate by which the Participant is or was employed) shall have the right to reduce any payment or distribution (or other compensation) by the amount of cash and/or shares of Common Stock sufficient to provide the amount of said taxes. To the extent that any shares of Common Stock are withheld, the determination of the appropriate number of shares required to satisfy all or a portion of any such tax will be based on the Fair Market Value of a share of Common Stock on the day prior to the date of distribution. If the Company (or a Participating Affiliate), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable or the shares of Common Stock otherwise distributable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Participating Affiliate) may be required to withhold with respect to the benefits hereunder.
9.5 Amendment, Modification, Suspension or Termination.
     The Board or the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. Any such amendment, modification, suspension or termination shall be binding with respect to all Participating Affiliates.
     Notwithstanding any provision herein to the contrary, neither the Board nor the Committee may modify, alter or amend the Plan if such modification, alteration or amendment will result in a violation of Section 409A or any other provision of applicable law. Any such modification, alteration or amendment shall be null and void.
     Except as otherwise determined by the Board or the Committee in compliance with Section 409A, the termination of the Plan shall not result in an immediate payment to Plan Participants. Rather, payments shall only be made in accordance with the preceding provisions of this Plan.
9.6 Receipt or Release.
     Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company, the Participating Affiliates, and the Trustee. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
9.7 Payments on Behalf of Persons Under Incapacity.
     In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.

Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and the Participating Affiliates.
9.8 No Right to Employment.
     Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.
9.9 Compliance with Laws.
     This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company or a Participating Affiliate, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company or a Participating Affiliate, provide such assurances and representations to the Company or the Participating Affiliate as the Company or the Participating Affiliate may deem necessary or desirable to assure compliance with all applicable legal requirements.
9.10 Exchange Act Exemption.
     It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that, to the extent elections are timely made, the crediting of Deferred Shares, the distribution of shares of Common Stock and any other event with respect to Deferred Shares under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.
9.11 Government and Other Regulations.
     The obligations of the Company and each other Participating Affiliate to issue or transfer and deliver shares of Common Stock with respect to Deferred Shares credited to Participant’s Stock Accounts under the Plan shall be subject to (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, (b) the condition that the shares of Common Stock authorized to be issued hereunder shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of Common Stock may then be listed and (c) all other applicable laws, regulations, rules and orders which shall then be in effect.

9.12 Claims Procedure.
     (a) Initial Claim. A claim for benefits by a Participant, Beneficiary or any other person (all of whom are referred to in this Section as a “Claimant”) under this Plan must be submitted to the Committee. The Committee will notify the Claimant of the disposition of the claim within 90 days after the request is filed with the Committee. The Committee may have an additional period of up to 90 days to decide the claim if the Committee determines that special circumstances require an extension of time to decide the claim and the Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. If, following the review, the claim is denied, in whole or in part, the notice of disposition shall set forth:
          (1) the specific reason(s) for denial of the claim;
          (2) a reference to the specific Plan provisions upon which the determination is based;
          (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (4) an explanation of the Plan’s appeal procedures, and an explanation of the time limits applicable to the Plan’s appeal procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
     (b) Appeal of Adverse Benefit Determination.
          (1) Within 60 days after receiving the written notice of the disposition of the claim described in paragraph (a), the Claimant, or the Claimant’s authorized representative, may appeal such denied claim. The Claimant may submit to the Committee a written statement of his claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim. The Committee shall have the right to request of and receive from the Claimant such additional information, documents or other evidence as the Committee may reasonably require. If the Claimant does not request an appeal of the denied claim within 60 days after receiving written notice of the disposition of the claim as described in paragraph (a), the Claimant shall be deemed to have accepted the disposition of the claim and such written disposition will be final and binding on the Claimant and anyone claiming benefits through the Claimant, unless the Claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 60 day period. The appeal shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination or the initial review.
          (2) A decision on appeal to the Committee shall be rendered in writing by the Committee ordinarily not later than 60 days after the Claimant requests review. A written copy of the decision shall be delivered to the Claimant. If special circumstances require an extension of the ordinary period, the Committee shall so notify the Claimant of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Committee expects to render a decision. Any such extension shall not extend beyond 60 days after the ordinary period. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the provisions of paragraph (b)(1) above, without regard to whether all the information necessary to make a decision on appeal accompanies the filing.
     If the appeal to the Committee is denied, in whole or in part, the decision on appeal referred to in the first sentence of this paragraph (2) shall set forth:
               (i) the specific reason(s) for denial of the claim;
               (ii) a reference to the specific Plan provisions upon which the denial is based;
               (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
               (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
     (c) Right to Examine Plan Documents and to Submit Materials. In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 9.12, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits. The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits with such relevance to be determined in accordance with Section 9.12(d).
     (d) Relevance. For purpose of this Section 9.12(d), documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:
          (1) were relied upon in making the benefit determination;
          (2) were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or
          (3) demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 9.12 regarding the making of the benefit determination.
     (e) Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 9.12 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
     (f) Time for Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the written copy of the Committee’s decision on review is delivered to the Claimant in accordance with Section 9.12(b).
9.13 Compliance with Section 409A.
     This Plan shall be administered in compliance with Section 409A of the Code and each provision in the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code.
     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 26th day of November, 2008.

UNISOURCE ENERGY CORPORATION
By:	/s/ Raymond S. Heyman
Its: Senior Vice President and General Counsel